Exhibit 4.9

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2019, by and among: (i) UNION ACQUISTION CORP., an exempted company incorporated under the laws of the Cayman Islands, which will be known after the consummation of the transactions contemplated by the Share Exchange Agreement (as defined herein) as “Bioceres Crop Solutions Corp.” (including any successor entity thereto, “Union”), solely in respect of its obligations under Section 13 of this Agreement (ii) Joseph J. Schena, in the capacity as the Union Representative under the Share Exchange Agreement (as defined herein) (including any successor Union Representative appointed pursuant to and in accordance therewith, the “Union Representative”); (iii) BIOCERES S.A.,  a sociedad anónima formed under the laws of the Republic of Argentina (“Parent”); (iv) BIOCERES LLC, a Delaware limited liability company (“Bioceres”); and (v) Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”).  Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Share Exchange Agreement.

WHEREAS, on November 8, 2018, Union, the Union Representative and Bioceres entered into that certain Share Exchange Agreement (as amended from time to time in accordance with the terms thereof, the “Share Exchange Agreement”), pursuant to which, subject to the terms and conditions thereof, Union will (i) acquire from Parent all of Parent’s equity interest in Bioceres Semillas S.A., representing 87.2739% of the issued and outstanding capital stock of Bioceres Semillas S.A. and (ii) acquire from Bioceres all of Bioceres’ issued and outstanding equity interests of New Bioceres, Inc., representing 100% of New Bioceres, Inc. in exchange for (A) newly issued Union Ordinary Shares, subject to the withholding of the Escrow Shares (as defined below) being deposited into the Escrow Account (as defined below) in accordance with the terms and conditions of the Share Exchange Agreement and this Agreement and (B) the Union Warrants;

WHEREAS, pursuant to the Share Exchange Agreement, Union and its Affiliates (other than Bioceres and Parent) and their respective Representatives, successors and assigns, as the case may be (the “Union Indemnified Parties”) are entitled to be indemnified in certain respects, jointly and severally, by Bioceres and Parent;

WHEREAS, in accordance with the Share Exchange Agreement and this Agreement, at the Closing, Union shall issue to the Escrow Agent five percent (5%) of the Exchange Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other Escrow Property (as defined below), by the Escrow Agent in a segregated escrow account (the “Escrow Account”, and as reduced by any disbursements of such Escrow Shares from the Escrow Account by the Escrow Agent in accordance with the terms of this Agreement and the Share Exchange Agreement, the “Escrow Property”) and disbursed therefrom in accordance with the terms of this Agreement and Section 2.4 of the Share Exchange Agreement;

WHEREAS, pursuant to the Share Exchange Agreement, the Union Representative has been exclusively designated to act on behalf of Union to take all necessary actions and make all decisions pursuant to this Agreement; and

WHEREAS, the Escrow Agent is willing to administer the escrow under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.                                           Appointment.  Bioceres and the Union Representative hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby agrees to perform the duties of their escrow agent under this Agreement.  The escrow services to be rendered by the Escrow Agent under this Agreement will not begin until the Escrow Agent has received the documentation necessary to establish the Escrow Account on its books and has received the Escrow Shares in accordance with this Agreement.

Section 2.                                           Delivery of Escrow Shares.  Pursuant to Section 2.1(c) of the Share Exchange Agreement, on the Closing Date, Union shall, in cooperation with the Escrow Agent and Union’s transfer agent, transfer the Escrow Shares to the Escrow Agent in book entry form.

Section 3.                                           Maintenance of the Escrow Shares and other Escrow Property. During the term of this Agreement, the Escrow Agent shall hold the Escrow Property in the Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a Lien any of the Escrow Property except until and to the extent that they are disbursed in accordance with Section 4.  Except as Bioceres and the Union Representative may otherwise agree in joint written instructions executed and delivered to the Escrow Agent, no part of the Escrow Property may be withdrawn except as expressly provided in this Agreement.  While the Escrow Shares are held in the Escrow Account, Bioceres shall have the right to vote the Escrow Shares.

Section 4.                                           Delivery of the Escrow Property.  The Escrow Agent shall hold the Escrow Property and shall deliver the Escrow Property to either Union or Bioceres, as applicable, in accordance with the following procedures:

(a)                                 At any time and from time to time after the date hereof but no later than the Escrow Release Date, the Union Representative may assert a claim for indemnification on behalf of a Union Indemnified Party pursuant to the Share Exchange Agreement (an “Indemnification Claim”) by providing prompt written notice (as the same may be amended or modified as set forth herein, “Claim Notice”) of such claim to Bioceres and the Escrow Agent, which Claim Notice shall describe in reasonable detail the facts known to the Union Indemnified Party giving rise to such Indemnification Claim and the amount or good faith estimate of the amount arising therefrom (the “Claim Amount”). The Union Representative may, at any time supplement an outstanding Claim Notice, including by way of establishing, increasing or reducing the Claim Amount with respect thereto, by delivering such supplement to the Escrow Agent, with a contemporaneous copy to Bioceres.

(b)                                 Unless Bioceres (on behalf of itself and Parent, as applicable) provides to the Union Representative and the Escrow Agent a written notice objecting to such Indemnification Claim (an “Objection Notice”), which Objection Notice shall provide a description, in reasonable detail, of the facts upon which such objection is based, by 11:59 p.m. New York City time on the thirtieth (30th) day after the date of delivery of the Claim Notice (the date of the delivery of the Claim Notice through such time, the “Objection Period”), Bioceres and/or Parent, as applicable, will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice and will have no further right to contest the validity of such Claim Notice, and the Escrow Agent shall promptly (in any event within five (5) Business Days) after the expiration of the Objection Period disburse to Union Escrow Property from the Escrow Account in an amount equal to the Claim Amount. If Bioceres provides an Objection Notice during the Objection Period that disputes only a portion of the Claim Amount, the Escrow Agent shall promptly (in any event within five (5) Business Days) after the expiration of the Objection Period disburse to Union Escrow Property from the Escrow Account in an amount equal to the undisputed portion of the Claim Amount. Notwithstanding the foregoing, if during the Objection Period, Bioceres provides affirmative written instructions to the Escrow Agent to release Escrow Property from the Escrow Account in an amount equal to the Claim Amount or undisputed portion of the Claim Amount, as applicable, the Escrow Agent shall promptly (in any event within five (5) Business Days) after the Escrow Agent’s receipt of such instructions from Bioceres, disburse to Union such Escrow Property from the Escrow Account as instructed.

(c)                                  If Bioceres timely disputes an Indemnification Claim by providing an Objection Notice to the Union Representative and the Escrow Agent during the Objection Period, the Escrow Agent shall not distribute to Bioceres any portion of the Escrow Property with respect to the disputed portion of the Claim Amount, until receipt of (i) joint written instructions executed and delivered by Bioceres and the Union Representative stating that the dispute has been resolved and that Union Indemnified Party has the right to the Claim Amount (or some portion thereof) (“Joint Instructions”) or (ii) a copy of an arbitration award or a court order from a court of competent jurisdiction establishing the Union Indemnified Party’s right to the Claim Amount (or some portion thereof) pursuant to the Share Exchange Agreement (a “Binding Award”).  Upon receipt of such Joint Instructions or Binding Award, the Escrow Agent shall, without further action on the part of Bioceres or the Union Representative, promptly (in any event within five (5) Business Days) disburse to Union the Escrow Property from the Escrow Account in the amount set forth in the Joint Instructions or the Binding Award, as applicable.

(d)                                 Payments from the Escrow Account with respect to any Indemnification Claims shall first be paid with the Escrow Shares and then with any remaining property in the Escrow Account. For any Escrow Shares to be disbursed with respect to Indemnification Claims, the Escrow Shares shall be valued as of the date that an Indemnification Claim is finally determined in accordance with the Share Exchange Agreement and this Agreement (the “Resolution Date”).  For the avoidance of doubt, the Resolution Date shall be (i) if no Objection Notice is delivered by Bioceres during the Objection Period, the thirty-first (31) day after the date that the Claim Notice is delivered; (ii) if prior to the date described in clause (i) above, Bioceres provides affirmative written instructions to the Escrow Agent to release the Escrow Property for the amount set forth in the Claim Notice, the date that the Escrow Agent receives such written instructions; (iii) if Bioceres provides an Objection Notice during the Objection Period that disputes only a portion of the Claim Amount with respect to the undisputed portion of such Claim Amount, the date that the Escrow Agent receives such Objection Notice and (iv) with respect to any disputed Claim Amount, either the date that the Escrow Agent receives Joint Instructions or a Binding Award.

(e)                                  With respect to any Indemnification Claims made in accordance with the Share Exchange Agreement and this Agreement on or prior to the Escrow Release Date that remain unresolved at the time of the Escrow Release Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on (i) the Claim Amount included in the Claim Notice (as it may be adjusted) provided by the Union Representative and (ii) the value of the Escrow Shares as of the Escrow Release Date), shall remain in the Escrow Account until such Pending Claim has been finally resolved pursuant to the provisions of the Share Exchange Agreement and this Agreement. After the Escrow Release Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be disbursed by the Escrow Agent to Bioceres. Promptly after the final resolution of all Pending Claims and the payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any Escrow Property remaining in the Escrow Account to Bioceres.

(f)                                   Notwithstanding the foregoing, (i) the Escrow Property shall be distributed and released pursuant to Joint Instructions to pay a specified amount to Union to cover the costs and expenses of any defense and any payment in respect of any settlement of any Proceeding that is subject to an Indemnification Claim that is assumed by the Union Representative (on behalf of Union) pursuant to Section 9.3 of the Share Exchange Agreement and (ii) all interest, earnings or income, if any, earned with respect to the Escrow Property while held by the Escrow Agent shall be distributed to Bioceres by the Escrow Agent within ten (10) days of the end of each calendar quarter.

(g)                                  Any amount of Escrow Property required to be transferred to any Person pursuant to this Section 4 shall be transferred by the Escrow Agent pursuant to such delivery instructions as provided by the Union Representative or Bioceres.  The Escrow Agent shall rely exclusively on instructions provided by Union Representative and Bioceres as to the amount and recipient of any distribution of Escrow Property pursuant to this Section 4, or the relevant order of any court of competent jurisdiction or other award granted pursuant to other binding legal process (including any binding arbitration).  The Escrow Agent has no duty or responsibility to calculate any distribution or to confirm the accuracy of any distribution amount so instructed.

Section 5.                                           Tax Matters.  Union, the Union Representative and Bioceres agree and acknowledge that, for all U.S. and foreign tax purposes, except as required by applicable Law, Bioceres shall be treated as the owner of the Escrow Property while held in the Escrow Account and until released to Bioceres, and all interest, earnings or income, if any, earned with respect to the Escrow Property while held by the Escrow Agent shall be treated as earned by Bioceres and shall be distributed in accordance with Section 4(f) hereof.  The Escrow Agent shall have the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by law and to request and receive any necessary tax forms from the applicable recipient of the Escrow Property.

Section 6.                                           Duties.  The Escrow Agent’s duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to do or to omit the doing of any action with respect to the Escrow Property, except to give notice, provide monthly reports, make disbursements, keep an accurate record of all transactions with respect to the

Escrow Property, hold the Escrow Property in accordance with the terms of this Agreement and to comply with any other duties expressly set forth in this Agreement.  The Escrow Agent shall not have any interest in the Escrow Property but shall serve as escrow holder only and have only possession thereof.  Nothing contained herein shall be construed to create any obligation or liability whatsoever on the part of the Escrow Agent to anyone other than the parties to this Agreement.  There are no third party beneficiaries to this Agreement.

Section 7.                                           Determination of the Value of the Escrow Shares. In the event that the Escrow Agent has any question as to the value of the Escrow Shares, Bioceres and the Union Representative shall cooperate to promptly provide the Escrow Agent with their good faith determination of the value of the Escrow Shares pursuant to Joint Instructions or a Binding Award (and in the event of any dispute as to the value of the Escrow Shares, the Escrow Agent shall not disburse the applicable Escrow Property until such dispute has been resolved).

Section 8.                                           Monthly Reports Upon Request.  The Escrow Agent shall provide monthly account statements to the Union Representative and Bioceres with respect to the Escrow Account.  The Union Representative and Bioceres have one hundred twenty (120) days to object in writing to such reports.  If no written notice detailing a party’s objections has been received by the Escrow Agent within this period, an acceptance of such reports shall be deemed to have occurred.

Section 9.                                           Authorized Parties; Reliance.  The parties hereby acknowledge that the Union Representative has the sole and exclusive authorization to act on behalf of Union under this Agreement.  The Union Representative and Bioceres agree to provide, on Exhibit A (as it may be amended from time to time) to this Agreement, the names and specimen signatures of those persons who are authorized to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement.  The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent is entitled to rely on, and shall be fully protected in relying on, the instructions and notices from any one of the authorized signers, as identified on the attached Exhibit A (as it may be amended from time to time) to this Agreement, from each of the Union Representative and Bioceres, either acting alone, until such time as their authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 15 below.

Section 10.                                    Good Faith.  The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

Section 11.                                    Right to Resign.  The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving such notice in writing of such resignation specifying a date when such resignation shall take effect, which shall be a date not less than sixty (60) days after the date of the notice of such resignation.  Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ notice to the Escrow Agent by all of the other parties hereto.  In either event, the Union Representative and Bioceres shall agree upon a successor escrow agent.  If the Union Representative and Bioceres are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of sixty (60) days following the date of resignation or thirty (30) days following the date of removal, the then-acting escrow agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.  Any successor escrow agent shall execute and deliver to the predecessor escrow agent, the Union Representative and Bioceres an instrument accepting such appointment and the transfer of the Escrow Property and agreeing to the terms of this Agreement.

Section 12.                                    Compensation.  The Escrow Agent shall be entitled to receive the fees as set forth on Exhibit B for the services to be rendered hereunder, and to be paid or reimbursed for all reasonable documented out-of-pocket expenses, disbursements and advances, including reasonable documented out-of-pocket attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder, such amounts to be paid by Union.

Section 13.                                    Indemnification.  Each of Bioceres and Union hereby agrees to jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.  Notwithstanding the foregoing, as between Bioceres and Union, each of Bioceres and Union, between themselves, shall be responsible for one-half (1/2) of such indemnification obligations, and each of Bioceres and the Union Representative shall have the right to seek contribution from Bioceres or Union, as applicable, to the extent that it pays for more than one-half (1/2) of such indemnification obligations.

Section 14.                                    Disputes.  If a controversy arises between the parties hereto as to whether or not or to whom the Escrow Agent shall transfer all or any portion of the Escrow Property or as to any other matter arising out of or relating to this Agreement or the Escrow Property, the Escrow Agent shall not be required to determine the same, shall not make any transfer of and shall retain the Escrow Property in dispute without liability to anyone until the rights of the parties to the dispute shall have finally been determined by mutual written agreement of Bioceres and the Union Representative, or by a final non-appealable judgment or order of any state or federal court located in New York County, New York (or in any court in which appeal from such courts may be taken) but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received notice of such controversy or conflicting written notices from the parties to this Agreement.  Any disputes arising out of, related to, or in connection with, this Agreement between Bioceres and the Union Representative, including a dispute arising from a party’s failure or refusal to sign a joint written notice hereunder, shall be determined in accordance with the provisions of Section 10.3 of the Share Exchange Agreement.

Section 15.                                    Notices.  Except to the extent expressly set forth herein, all notices and communications hereunder shall be in writing and shall be deemed to be given if (a) delivered personally, (b) sent by facsimile or email (with affirmative confirmation of receipt), (c) sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (d) sent by registered or certified mail, return receipt requested, postage prepaid to the parties as follows:

If to Union, to:	with a copy (which will not constitute notice) to:

Union Acquisition Corp.	Arnold & Porter Kaye Scholer LLP
400 Madison Avenue, Suite 11A	250 West 55th Street
New York, NY 10017	New York, NY 10019-9710
Attention: Kyle Bransfield	Attention: Stephen Koval, Esq.
Telephone No.: (212) 981-0633	Telephone No.: (212) 836- 8019
Email: kbransfield@apcap.com	Email: stephen.koval@arnoldporter.com

with a copy (which will not constitute notice) to:

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Matthew Poulter
Telephone No.: (212) 903-9306
Email: matthew.poulter@linklaters.com

If to the Union Representative, to:	with a copy (which will not constitute notice) to:

Joseph J. Schena	Arnold & Porter Kaye Scholer LLP
162 College Park Drive	250 West 55th Street
Fairfield, CT 06824	New York, NY 10019-9710
Telephone No.: (212) 380-2653	Attention: Stephen Koval, Esq.
Email: jschena@centerviewpartners.com	Telephone No.: (212) 836- 8019
Email: stephen.koval@arnoldporter.com

If to Bioceres, to:	with a copy (which will not constitute notice) to:

Bioceres LLC	Linklaters LLP
1209 Orange St.,	1345 Avenue of the Americas
Wilmington, DE 19801	New York, NY 10105
Attention: Gloria Montaron Estrada	Attention: Matthew Poulter
Telephone No.: (212) 903-9306
With copy to:	Email: matthew.poulter@linklaters.com

Ocampo 210bis, Predio CCT,
Rosario, 2000,
Santa Fe, Argentina
Attention: Gloria Montaron Estrada

E-mail: gloria.montaron@bioceres.com.ar
Telephone No.: +54 341 4861122

If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Account Administration
Facsimile No: (212) 509-5150
Telephone No: (212) 845-4000

or at such other address as any of the above may have furnished to the other parties in a notice duly given as provided herein.  Any such notice or communication given in the manner specified in this Section 15 shall be deemed to have been given (i) on the date personally delivered or transmitted by facsimile or email (with affirmative confirmation of receipt), (ii) one (1) Business Day after the date sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (iii) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid.

Section 16.                                    Term.  This Agreement shall terminate upon the final, proper and complete distribution of the Escrow Property in accordance with the terms hereof; provided, that Bioceres and Union’s obligations under Section 13 hereof shall survive any termination of this Agreement.

Section 17.                                    Entire Agreement.  The terms and provisions of this Agreement (including the Exhibits hereto, which are hereby incorporated by reference herein) constitute the entire agreement between the Escrow Agent and the other parties hereto with respect to the subject matter hereof.  Notwithstanding the foregoing, as between Bioceres and the Union Representative, the terms of the Share Exchange Agreement shall control and govern over the terms of this Agreement in the event of any conflict or inconsistency between this Agreement and the Share Exchange Agreement.  The actions of the Escrow Agent shall be governed solely by this Agreement.

Section 18.                                    Amendment; Waiver.  This Agreement may be amended or modified only by a written instrument duly signed by the parties hereto, and any provision hereof may be waived only by a written instrument duly signed by the party against whom enforcement of such waiver is sought.

Section 19.                                    Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 20.            Further Assurances.  From time to time on and after the date hereof, the Bioceres and the Union Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

Section 21.            Accounting.  In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand at any time of either Bioceres or the Union Representative under reasonable circumstances, the Escrow Agent shall render to Bioceres, the Union Representative and the successor escrow agent (if any) an accounting (free of charge) in writing of the property constituting the Escrow Property.

Section 22.            Interpretation.  The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, unless the context otherwise requires: (i) words of the masculine, feminine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any law means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (iv) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; (v) the term “or” means “and/or”; (vi) the words “herein, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (viii) any reference herein to “dollars” or “$” shall mean United States dollars; and (ix) reference to any Section or Exhibit means such Section hereof or Exhibit hereto.

Section 23.            Successors and Assigns.  This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto;

provided, however, that if the Union Representative is replaced in accordance with the terms of the Share Exchange Agreement, the replacement Union Representative shall automatically become a party to this Agreement as if it were the original Union Representative hereunder upon providing (a) written notice to the Escrow Agent and Bioceres of such replacement and accepting its rights and obligations under this Agreement and (ii) the Escrow Agent with the documentation referenced in Section 28 hereof from such replacement Union Representative and any replacement authorized individuals to act on behalf of the Union Representative for purposes of Exhibit A. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 24.            Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

Section 25.            Governing Law; Venue.  The terms and provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to its conflict of law provisions.  Subject to Section 14, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in New York County, New York (or in any court in which appeal from such courts may be taken) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 26.            Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION, CLAIM, CAUSE OF ACTION OR OTHER LEGAL PROCEEDING BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE PARTIES HERETO EACH AGREE THAT ANY SUCH LITIGATION, CLAIM, CAUSE OF ACTION OR OTHER LEGAL PROCEEDING SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 27.            Counterparts.  This Agreement may be executed simultaneously in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 28.            U.S. Patriot Act.  Bioceres and the Union Representative agree to provide the Escrow Agent with the information reasonably requested by the Escrow Agent to verify and record Bioceres’s and the Union Representative’s respective identities pursuant to the Escrow Agent’s procedures for compliance with the U.S. Patriot Act and any other applicable laws.

Section 29.            Representations of the Parties.  Each of the parties hereto hereby represents and warrants that as of the date hereof: (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such actions have been duly and validly authorized by all necessary proceedings; and (b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement of it.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

Union Acquisition Corp.

By:	/s/ Kyle P. Bransfield
Name: Kyle P. Bransfield
Title: Chief Executive Officer

Joseph J. Schena
/s/ Joseph J. Schena

Joseph J. Schena, solely in the capacity under the Share Exchange Agreement as the Union Representative

Bioceres LLC

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Chief Executive Officer

Bioceres S.A.

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Chief Executive Officer

Continental Stock Transfer & Trust Company

By:	/s/ Ana Gois
Name: Ana Gois
Title: Vice President

[Signature Page to Escrow Agreement]

EXHIBIT A
AUTHORIZED SIGNERS

Bioceres:
Individuals authorized by Bioceres:

Name	Telephone Number	Specimen Signature
1.
2.
3.

Union Representative:

Name	Telephone Number	Specimen Signature
1.

EXHIBIT B
FEE INFORMATION

$3,500 for review and set up.

$200/month for so long as Escrow Agent is serving as Escrow Agent under this Agreement.